As filed with the Securities and Exchange Commission on November 9, 2007

(Registration No. 333-_______)

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JUMA TECHNOLOGY CORP.
(Exact Name of Registrant as Specified in its charter)

Delaware	68-0605151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

154 Toledo Street
Farmingdale, NY 11735
(Address of Principal Executive Offices) (Zip Code)

2006 Stock Option Plan of Juma Technology Corp.
- and -
2007 Stock Option Plan of Juma Technology Corp.
Full Title of Plans

David Giangano, Chief Executive Officer
154 Toledo Street
Farmingdale, NY 11735
Name and Address of Agent for Service)

(631) 300-1000
(Telephone Number, Including Area Code, of Agent for Service)

Copy of All Communications to:

Arthur S. Marcus, Esq.
John H. Riley, Esq.
Gersten Savage LLP
600 Lexington Avenue - 9th Floor
New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock(3)	6,228,750	$1.13	$7,038,487.50	$216.08
Common Stock(4)	6,228,750	$1.13	$7,038,487.50	$216.08
Total	12,457,500		$14,076,975	$432.16

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and sold pursuant to the plans described herein.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) and Rule 5-457(c) under the Securities Act of 1933, as amended, based on the closing price reported on the OTC Bulletin Board on November 7, 2007, a date within five business days prior to the date of filing of this registration statement.

(3)	The total number of shares, which may be issued under options to be granted pursuant to 2006 Stock Option Plan.

(4)	The total number of shares, which may be issued under options to be granted pursuant to 2007 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

Item 2. Registrant Information and Employee Plan Annual Information

Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, and all other documents required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests for such information should be directed to Juma Technology Corp., 154 Toledo Street, Farmingdale, NY 11735, attention: Secretary; (631) 300-1000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents previously filed by Juma Technology Corp. (“registrant”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	Registrant’s Annual Report on Form 10-KSB for the Year Ended December 31, 2006;

(b)
Registrant’s Quarterly Reports on Form 10-QSB, for the quarters ended March 31, 2007 and June 30, 2007, and all other reports filed by registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 2.02, Item 7.01 or Item 9.01 thereof; and

(c)
the description of registrant's common stock, par value $0.0001 per share, contained in registrant's registration statement on Form 10SB filed with the SEC under Section 12 of the Exchange Act on December 1, 2004, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information appearing in this registration statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Registrant hereby undertakes to provide without charge to each person to whom a copy of this registration statement is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to Juma Technology Corp., 154 Toledo Street, Farmingdale, NY 11735, attention: Secretary; (631) 300-1000.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides for the indemnification of Registrant’s officers, directors, employees and agents under certain circumstances as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees),judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As permitted by Section 145 of the Delaware General Corporation Law described above, registrant may indemnify its directors to the fullest extent permitted by Delaware law. In this regard, registrant’s certificate of incorporation contains provisions relating to the limitation of liability. The certificate of incorporation provides that registrant’s directors will not be personally liable to registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
5.1	Legal opinion of Gersten Savage LLP*
10.1	2006 Stock Option Plan (filed as an exhibit to the Company’s Information Statement dated January 9, 2007 and incorporated herein by this reference.)
10.2	2007 Stock Option Plan (filed as an exhibit to the Company’s Definitive Proxy Statement dated August 7, 2007 and incorporated herein by this reference.)
23.1	Consent of Seligson & Giannattasio, LLP*
23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1*)
24.1	Power of Attorney (included on the signature page of this registration statement)*

* Filed herewith.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of registrant or used or referred to by registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of registrant; and

(iv) Any other communication that is an offer in the offering made by registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the city of Farmingdale, state of New York, on this 9th day of November, 2007.

Juma Technology Corp.

By:	/s/ David Giangano
David Giangano, Chief Executive Officer

We, the undersigned directors of Juma Technology Corp., hereby severally constitute and appoint David Giangano and Anthony Fernandez, and both or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Giangano	Chief Executive Officer, Director	November 9, 2007
David Giangano

/s/ Frances Vinci	EVP, Director	November 9, 2007
Frances Vinci

/s/ Joseph Fuccillo	CTO, Director	November 9, 2007
Joseph Fuccillo

/s/ Joseph Cassano	EVP, Director	November 9, 2007
Joseph Cassano

/s/ Anthony Fernandez	CFO, Principal Accounting and Financial	November 9, 2007
Anthony Fernandez

EXHIBIT INDEX

Exhibit Number	Description
5.1	Legal opinion of Gersten Savage LLP
23.1	Consents of Seligson & Giannattasio, LLP
23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1
24.1	Power of Attorney (included on the signature page of this registration statement)